

Carolina Power & Light Company
SUPPLEMENTAL DATA                             Three Months Ended         Twelve Months Ended
                                                   March 31                   March 31
                                               1994        1993          1994          1993
                                               ----        ----          ----          ----
Operating Revenues (in thousands)
  Residential............................. $ 262,373    $ 248,368   $   957,702    $  893,645
  Commercial..............................   143,797      136,642       600,128       566,962
  Industrial..............................   166,860      161,456       749,420       719,134
  Government and municipal................    19,516       18,669        79,463        76,753
  Wholesale - standard rate schedules.....   101,198       91,350       363,769       361,704
  Power Agency contract requirements......    35,947       38,983       131,223       154,408
  Other utilities.........................     4,070        2,734        12,567         4,623
  Miscellaneous revenue...................    10,700        9,283        38,086        38,807
                                            ---------    ---------    ----------    ----------
        Total Operating Revenues.......... $ 744,461    $ 707,485   $ 2,932,358    $2,816,036
                                            =========    =========    ==========    ==========
Energy Sales (millions of kWh)
  Residential.............................     3,343        3,163        11,577        10,805
  Commercial..............................     2,051        1,908         8,692         8,103
  Industrial..............................     3,117        3,010        13,663        13,114
  Government and municipal................       306          297         1,257         1,216
  Wholesale - standard rate schedules.....     1,700        1,724         6,898         6,545
  Power Agency contract requirements......       647          960         3,193         3,763
  Other utilities.........................       118          105           340           177
                                            ---------    ---------    ----------    ----------
        Total Energy Sales................    11,282       11,167        45,620        43,723
                                            =========    =========    ==========    ==========
Energy Supply (millions of kWh)
  Generated - coal........................     6,096        6,473        25,430        27,690
              nuclear.....................     3,383        3,138        13,937         9,219
              hydro.......................       304          346           741         1,009
              combustion turbines.........        39            6           116            62
  Purchased...............................     1,957        1,638         7,430         7,554
                                            ---------    ---------    ----------    ----------
        Total Energy Supply
          (Company Share).................    11,779       11,601        47,654        45,534
                                            =========    =========    ==========    ==========
Detail of Income Taxes (in thousands)
 Included in Operating Expenses
  Income tax expense - current............ $  70,243    $  46,985   $   161,881    $  120,427
  Income tax expense - deferred...........    (9,861)       7,695        44,751        90,652
  Income tax expense - investment
    tax credit adjustments................    (2,884)      (2,894)      (11,603)      (11,086)
                                            ---------    ---------    ----------    ----------
        Subtotal..........................    57,498       51,786       195,029       199,993
                                            ---------    ---------    ----------    ----------
 Harris Plant deferred costs - deferred...         -            -            -          4,046
 Harris Plant deferred costs -
   investment tax credit adjustments......       (74)         (45)          188          (150)
                                            ---------    ---------    ----------    ----------
        Subtotal..........................       (74)         (45)          188         3,896
                                            ---------    ---------    ----------    ----------
  Total Included in Operating Expenses....    57,424       51,741       195,217       203,889
                                            ---------    ---------    ----------    ----------
 Included in Other Income
  Income tax expense (credit) - current...    (4,623)      (1,228)      (10,854)       (6,596)
  Income tax expense (credit) - deferred       1,040        2,130         7,955        11,664
  Income tax expense (credit) -
   investment tax credit adjustments......         -            -        (1,194)            -
                                            ---------    ---------    ----------    ----------
        Subtotal..........................    (3,583)         902        (4,093)        5,068

  Harris Plant carrying costs - deferred..         -             -            -         1,601
  Other income, net - deferred............         -             -            -            53
                                            ---------    ---------    ----------    ----------
        Total Included in Other Income....    (3,583)         902        (4,093)        6,722
                                            ---------    ---------    ----------    ----------
  Included in Interest Charges
    Allowance for borrowed funds used
     during construction - deferred.......         -             -            -         1,837
                                            ---------    ---------    ----------    ----------
            Total Income Tax Expense...... $  53,841    $  52,643   $   191,124    $  212,448
                                            =========    =========    ==========    ==========

FINANCIAL STATISTICS                                 March 31, 1994               March 31, 1993
                                                  Actual     Pro Forma        Actual      Pro Forma
                                                              (Note 2)                     (Note 2)

Ratio of earnings to fixed charges........         3.28          3.46         3.31          3.50
Return on average common stock equity.....        12.97%        11.93%       15.14%        13.80%
Book value per common share (Note 2)......      $ 17.65           N/A      $ 17.44           N/A
Capitalization ratios
    Common stock equity...................        50.06%        54.09%       47.33%        51.64%
    Preferred stock - redemption
     not required.........................         2.70          2.70         2.65          2.65
    Long-term debt, net...................        47.24         43.21        50.02         45.71
                                                 --------     --------     --------      --------
            Total.........................       100.00%       100.00%      100.00%       100.00%
                                                 =======      ========     ========      ========
- - --------------------------
See Notes to Financial Statements.